UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 2)

                               Navarre Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   639208107
                                 (CUSIP Number)

                               December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 639208107


       1.    Names of Reporting Person

             Tracer Capital Management L.P.

	     I.R.S. Identification Nos. of above person (entities only):
	     20-0377421

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares


       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     IA

                               CUSIP No. 639208107


       1.    Names of Reporting Person

             Riley McCormack

	     I.R.S. Identification Nos. of above person (entities only).

       2.    Check the Appropriate Box if a Member of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     IN

                               CUSIP No. 639208107


       1.    Names of Reporting Persons.

             Matt Hastings

	     I.R.S. Identification Nos. of above persons (entities only).

       2.    Check the Appropriate Box if a Member of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

             0

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.00%

       12.   Type of Reporting Person

	     IN


Item 1. (a)  Issuer: Navarre Corporation

             Address:
             7400 49th Ave North
	     New Hope, MN 55428

Item 2. (a)  Name of Person Filing:

             Tracer Capital Management L.P
  	     Riley McCormack
	     Matt Hastings

        (b)  Address of Principal Business Offices:

             Tracer Capital Management L.P.
	     540 Madison Avenue, 33rd Floor
	     New York, New York  10022
	     Delaware limited partnership

	     Riley McCormack
	     c/o Tracer Capital Management L.P.
	     540 Madison Avenue, 33rd Floor
	     New York, New York  10022
	     United States citizen

	     Matt Hastings
	     c/o Tracer Capital Management L.P.
	     540 Madison Avenue, 33rd Floor
	     New York, New York  10022
	     United States citizen

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities
             Common Stock

        (e)  CUSIP Number: 639208107

Item 3. Tracer Capital Management L.P. is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately.

	 The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Tracer Capital Management L.P. for the unregistered funds managed by Tracer Capital Management L.P. Riley McCormack and Matt Hastings, as the sole limited partners of Tracer Capital Management L.P. and the sole managing members of TCM and Company, LLC, the general partner of Tracer Capital Management L.P., control Tracer Capital Management L.P.

Item 5.  Ownership of Five Percent or Less of a Class

         X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 2009
				       Tracer Capital Management L.P.

                                       By: /s/ Riley McCormack
                                       --------------------------
                                       Name:  Riley McCormack
                                       Title: Managing Member of the General
				       Partner of Tracer Capital Management L.P.

				       By: /s/ Riley McCormack
                                       --------------------------
                                       Name:  Riley McCormack

                                       By: /s/ Matt Hastings
                                       --------------------------
                                       Name:  Matt Hastings

                          JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13G/A, dated February 17, 2009, (the "Schedule 13G/A"), with respect to the Common Stock of Navarre Corporation is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13G/A. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G/A, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 17th day of February 2009.

                                       Tracer Capital Management L.P.

                                       By: /s/ Riley McCormack
                                       --------------------------
                                       Name:  Riley McCormack
                                       Title: Managing Member of the General
				       Partner of Tracer Capital Management L.P.

				       By: /s/ Riley McCormack
                                       --------------------------
                                       Name:  Riley McCormack

                                       By: /s/ Matt Hastings
                                       --------------------------
                                       Name:  Matt Hastings